EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2016 with respect to the consolidated financial statements and schedule of Orion Group Holdings, Inc. (formerly Orion Marine Group, Inc.) as of December 31, 2015 and for the year ended December 31, 2015 included in this Annual Report of Orion Group Holdings, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of Orion Group Holdings, Inc. on Form S-3 (File No. 333-160719) and on Forms S-8 (File No. 333-148301 and File No. 333-174814).

/s/ Grant Thornton LLP
Houston, Texas
March 13, 2018